      As filed with the Securities and Exchange Commission on July 2, 1999
                                                       Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             -----------------------

                             BUCKEYE PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

            Delaware                                       23-2432497
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                      5 Radnor Corporate Center, Suite 500
                               100 Matsonford Road
                                Radnor, PA 19087
                                 (610) 770-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             -----------------------

                           Stephen C. Muther, Esquire
                     Senior Vice President, Administration,
                          General Counsel and Secretary
                            Buckeye Pipe Line Company
                      5 Radnor Corporate Center, Suite 500
                               100 Matsonford Road
                                Radnor, PA 19087
                                 (610) 770-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             -----------------------
                                   Copies to:
                            Howard L. Meyers, Esquire
                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                             Philadelphia, PA 19103
                                 (215) 963-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -----------------------

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================

  Title of Each Class of Securities      Amount to be    Proposed Maximum Offering         Proposed Maximum           Amount of
           to be Registered               Registered         Price Per Unit(1)       Aggregate Offering Price(2)  Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Limited Partnership Units(3)(5).......        --                     --                           --                      --
-----------------------------------------------------------------------------------------------------------------------------------
Debt Securities(4)(5).................        --                     --                           --                      --
-----------------------------------------------------------------------------------------------------------------------------------
Total(6).............................. $300,000,000                  --                      $300,000,000              $83,400
-----------------------------------------------------------------------------------------------------------------------------------

(1) The proposed maximum offering price per unit will be determined by us in connection with the issuance of the securities.
(2) We have estimated the proposed maximum aggregate offering price solely to calculate the registration fee under Rule 457(0).
(3) Subject to note 6 below, we are registering an indeterminate number of limited partnership units.
(4) Subject to note 6 below, we are registering an indeterminate principal amount of debt securities. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $300,000,000 less the dollar amount of any securities previously issued.
(5) Not applicable under General Instruction II.D. of Form S-3.
(6) In no event will the aggregate initial offering price of all securities issued exceed $300,000,000. The aggregate amount of limited partnership units registered is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The registered securities may be sold separately or as units with other registered securities.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS


(SUBJECT TO COMPLETION, ISSUED JULY 2, 1999)


                                  $300,000,000


                             BUCKEYE PARTNERS, L.P.

                            Limited Partnership Units

                                 Debt Securities

         We, Buckeye Partners, L.P., may offer from time to time limited partnership units and debt securities. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

         The limited partnership units are listed on the New York Stock Exchange under the symbol "BPL." On June 30, 1999, the closing price of the limited partnership units on the New York Stock Exchange was $27-1/2 per unit.

                                ---------------

                Investing in the securities involves risks. See "Risk Factors" beginning on page 6.


                                ---------------

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                ---------------

                  The date of this Prospectus is _______, 1999

                                TABLE OF CONTENTS

                                                                         Page
                                                                        Number
                                                                        ------
Where You Can Find More Information....................................... 4
Forward-Looking Statements................................................ 5
Risk Factors.............................................................. 6
The Partnership...........................................................10
Use of Proceeds...........................................................10
Ratio of Earnings to Fixed Charges........................................11
Description of Debt Securities............................................12
Description of Limited Partnership Units..................................23
Tax Considerations........................................................25
Plan of Distribution......................................................39
Legal Matters.............................................................40
Experts...................................................................40

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read our SEC filings over the Internet at the SEC's website at http:\\www.sec.gov. You may also read and copy documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         We also provide information to the New York Stock Exchange because the units are traded on the New York Stock Exchange. You may obtain reports and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10002.

         We provide an annual report to unitholders of record within 90 days after the close of each calendar year. The annual report contains audited financial statements and a related report by our independent public accountants. We will also provide you with tax information within 90 days after the close of each taxable year.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose to you important information contained in other documents filed with the SEC by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

         o    annual report on Form 10-K for the year ended December 31, 1998;

         o quarterly report on Form 10-Q for the quarter ended March 31, 1999;

         o    current report on Form 8-K dated January 4, 1999; and

         o all documents filed under Section 13(e), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the Registration Statement.

          If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                            Buckeye Partners, L.P.
                            5 Radnor Corporate Center
                            Suite 500
                            100 Matsonford Road
                            Radnor, PA 19087
                            (610) 770-4000

         You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and the accompanying prospectus supplement. We are offering to sell the securities, and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and the accompanying prospectus supplement is accurate only as of the date of this prospectus and the date of the accompanying prospectus supplement, regardless of the time of delivery of this prospectus and any accompanying prospectus supplement or any sales of the securities. In this prospectus and any accompanying prospectus supplement, the terms "Partnership," "we," "us" and "our" refer to Buckeye Partners, L.P.

                           FORWARD-LOOKING STATEMENTS

         Some information in this prospectus or any prospectus supplement may contain forward-looking statements. Such statements use forward-looking words such as "anticipate," "continue," "estimate," "expect," "may," "will," or other similar words. These statements discuss future expectations or contain projections. Specific factors which could cause actual results to differ from those in the forward-looking statements, include:

         o price trends and overall demand for refined petroleum products in the United States. Economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demands;

         o    changes, if any, in FERC regulation of our tariff rates;

         o    potential liability for environmental claims;

         o our ability to successfully identify and complete strategic acquisitions and make cost saving changes in operations;

         o our ability to integrate any acquired operations into our existing operations; and

         o    shut-downs or cutbacks at major refineries that use our services.

         When considering forward-looking statements, you should keep in mind the risk factors referred to elsewhere in this prospectus. The risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

         You should consider the above information when reading any forward-looking statements in:

         o    this prospectus;

         o    documents incorporated in this prospectus by reference;

         o    reports filed with the SEC;

         o    press releases; or

         o oral statements made by us or any of our officers or other persons acting on our behalf.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document before purchasing our securities.

         If any of the following risks actually occur, then our business, financial condition or results of operations could be materially adversely affected. In that event, we may be unable to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, the trading price of our limited partnership units could decline, and/or you may lose all or part of your investment.

Risks Inherent to our Business

         Changes in petroleum demand and distribution may adversely affect our business

         Demand for the service provided by our operating partnerships depends upon the demand for petroleum, products in the regions served. Prevailing economic conditions, price and weather affect the demand for petroleum products. Changes in transportation and travel patterns in the areas served by our pipelines also affect the demand for petroleum products because a substantial portion of the refined petroleum products transported by our pipelines is ultimately used as fuel for motor vehicles and aircraft. If these factors result in a decline in demand for petroleum products, the business of our operating partnerships would be particularly susceptible to adverse effects because they operate without the benefit of either exclusive franchises from government entities or long term contracts.

         Energy conservation, changing sources of supply, structural changes in the oil industry and new energy technologies also could adversely affect our business. We cannot predict or control the effect of each of these factors on us or our operating partnerships.

         Our operating partnership's rate structure is subject to regulation and change by the Federal Energy Regulatory Commission

          Buckeye Pipe Line Company, L.P., one of our operating partnerships, is an interstate common carrier regulated by the Federal Energy Regulatory Commission under the Interstate Commerce Act and the Department of Energy Organization Act. Buckeye Pipe Line Company, L.P. presently is authorized to charge rates set by market forces, subject to limitations, rather than by reference to costs historically incurred by the pipeline, in fifteen regions and metropolitan areas.

         The Buckeye program is an exception to the generic oil pipeline regulations the FERC issued under the Energy Policy Act of 1992. The generic rules rely primarily on an index methodology that allows a pipeline to change its rates in accordance with an index that the FERC believes reflects cost changes appropriate for application to pipeline rates. In the alternative, a pipeline is allowed to charge market-based rates if the pipeline establishes that it does not possess significant market power in a particular market.

          The Buckeye rate program will be subject to reevaluation by the FERC in or about July 2000. At this time, we cannot predict the impact, if any, that a change in the FERC's method of regulating Buckeye Pipe Line Company, L.P. would have on operations, financial condition or results of operations.

         Environmental regulation may impose significant costs and liabilities on us

         Our operating partnerships are subject to federal, state and local laws and regulations relating to the protection of the environment. Risks of substantial liabilities are inherent in pipeline operations, and we cannot assure you that the operating partnerships will not incur material environmental liabilities. Additionally, our costs could increase significantly and we could face substantial liabilities, if, among other developments:

         o environmental laws, regulations and enforcement policies become more rigorous; or

         o claims for property damage or personal injury resulting from the operations of the operating partnerships are filed.

         We are a holding company and depend entirely on our operating partnerships' distributions to service our debt obligations and pay cash distributions to our unitholders

         We are a holding company with no material operations. If we cannot receive cash distributions from our operating partnerships, we will not be able to meet our debt service obligations or to make cash distributions to our unitholders. Among other things, this would adversely affect the market price of our limited partnership interests. One of our operating partnerships, Buckeye Pipe Line Company, L.P., currently is bound by the terms of a revolving credit facility which prohibit it from making a distribution to us if a default exists or would result from the distribution. Our operating partnerships may from time to time incur additional indebtedness under agreements that contain restrictions which could further limit each operating partnership's ability to make distributions to us.

         The debt securities are junior to our operating partnerships' debt

         The debt securities will be issued by the parent partnership and will be structurally subordinated to the claims of our operating partnerships' creditors. Holders of the debt securities will not be creditors of our operating partnerships. The claims to the assets of our operating partnerships derive from our own partnership interests in those operating partnerships. Claims of our operating partnerships' creditors will generally have priority as to the assets of our operating partnerships over our own partnership interest claims and will therefore have priority over the holders of our debt, including the debt securities. Our operating partnerships' creditors may include:

         o general creditors;
         o trade creditors;
         o secured creditors;
         o taxing authorities; and
         o creditors holding guarantees.

         As of March 31, 1999, Buckeye Pipe Line Company, L.P. had debt of $240 million outstanding under its senior notes and $26 million outstanding under its revolving credit facility, with $74 million available to borrow under that facility. The debt under both agreements is senior to the debt securities.

         We may not be successful in growing through acquisitions or integrating acquired businesses

         Part of our business strategy includes acquiring additional businesses that will allow us to increase distributions to unitholders. We believe that we can profitably combine the operations of acquired businesses with our existing operations. However, unexpected costs or challenges may arise whenever businesses with different operations and management are combined. Successful business combinations require management and other personnel to devote significant amounts of time to integrating the acquired business with existing operations. These efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new properties and other business opportunities. We cannot guarantee that we will be able to identify attractive acquisition candidates in the future, or that we will be able to acquire such businesses on economically acceptable terms or successfully integrate them into our existing operations and make cost saving changes.

Risks Relating to Partnership Structure

         We may sell additional limited partnership interests, diluting existing interests of unitholders

         Our partnership agreement allows us to issue additional limited partnership units and other equity securities without unitholder approval. There is no limit on the total number of limited partnership units and other equity securities we may issue. When we issue additional limited partnership units or other equity securities, the proportionate partnership interest of our existing unitholders will decrease. The issuance could negatively affect the amount of cash distributed to unitholders and the market price of limited partnership units. Issuance of additional units will also diminish the relative voting strength of the previously outstanding units.

         Our general partner and its affiliates may have conflicts with our partnership

         The directors and officers of the general partner and its affiliates have fiduciary duties to manage the general partner in a manner that is beneficial to its stockholder. At the same time, the general partner has fiduciary duties to manage our partnership in a manner that is beneficial to our partnership. Therefore, the general partner's duties to us may conflict with the duties of its officers and directors to its stockholder.

         Such conflicts may include, among others, the following:

         o decisions of our general partner regarding the amount and timing of cash expenditures, borrowings and issuances of additional limited partnership units or other securities can affect the amount of incentive compensation payments we make to our general partner;

         o under our partnership agreement we reimburse the general partner for the costs of managing and operating the partnership; and

         o under our partnership agreement, it is not a breach of our general partner's fiduciary duties for affiliates of our general partner to engage in activities that compete with us.

         Unitholders have limited voting rights and control of management

         Our general partner manages and controls our activities and the activities of our operating partnerships. Unitholders have no right to elect the general partner or the directors of the general partner on an annual or other ongoing basis. However, if the general partner resigns or is removed, its successor may be elected by holders of a majority of the limited partnership units. Unitholders may remove the general partner only by a vote of the holders of at least 80% of the limited partnership units and only after receiving state regulatory approvals required for the transfer of control of a public utility. As a result, unitholders will have limited influence on matters affecting our operations, and third parties may find it difficult to gain control of us or influence our actions.

         Our partnership agreement limits the liability of our general partner

         Our general partner owes fiduciary duties to the unitholders. Provisions of our partnership agreement and the partnership agreements for each of the operating partnerships, however, contain language limiting the liability of the general partner to the unitholders for actions or omissions taken in good faith which do not involve gross negligence or willful misconduct. In addition, the partnership agreements grant broad rights of indemnification to the general partner and its directors, officers, employees and affiliates.

         Unitholders may not have limited liability in some circumstances

         The limitations on the liability of holders of limited partnership interests for the obligations of a limited partnership have not been clearly established in some states. If it were determined that we had been conducting business in any state without compliance with the applicable limited partnership statute, or that the unitholders as a group took any action pursuant to our partnership agreement that constituted participation in the "control" of our business, then the unitholders could be held liable under some circumstances for our obligations to the same extent as a general partner.

Tax Risks

         Tax treatment is dependent on partnership status

         The availability to a unitholder of the federal income tax benefits of an investment in the limited partnership units depends, in large part, on our classification as a partnership for federal income tax purposes. Under current law, in order to continue to be classified as a partnership for federal income tax purposes, at least 90% of our gross income for each taxable year must be "qualifying income" within the meaning of Section 7704 of the Internal Revenue Code. Whether we will continue to be classified as a partnership in part depends on our ability to meet this qualifying income test in the future.

         If we were classified as a corporation for federal income tax purposes, we would pay tax on our income at corporate rates (currently a 35% federal rate), distributions would generally be taxed a second time in the hands of the unitholders as corporate distributions, and no income, gains, losses or deductions would flow through to the unitholders. Our treatment as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, and this would likely result in a substantial reduction in the value of the limited partnership units.

         We cannot assure you that the law will not be changed so as to cause us to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation.

         Unitholders may have negative tax consequences if we default on our debt or sell assets

         If we default on any of our debt, the lenders will have the right to sue us for non-payment. Such an action could cause an investment loss and negative tax consequences for unitholders through the realization of taxable income by unitholders without a corresponding cash distribution. Likewise, if we were to dispose of assets and realize a taxable gain while there is substantial debt outstanding and proceeds of the sale were applied to the debt, unitholders could have increased taxable income without a corresponding cash distribution.

         Ownership of limited partnership units raises issues for tax-exempt entities and other investors

         An investment in our limited partnership units by tax-exempt entities (including employee benefit plans, individual retirement accounts, Keogh plans and other retirement plans), regulated investment companies and foreign persons raises issues unique to them. Virtually all of the income derived from limited partnership units by a tax-exempt entity will be unrelated business taxable income. This income will be taxable to the tax-exempt entity. Additionally, no significant part of our gross income will be considered qualifying income for purposes of determining whether a unitholder will qualify as a regulated investment company. Further, a unitholder who is a nonresident alien, a foreign corporation or other foreign person will be required to file federal income tax returns and to pay taxes on his share of our taxable income because he will be regarded as being engaged in a trade or business in the United States as a result of his ownership of a limited partnership unit.

         A unitholder's tax liability could exceed cash distributions on his units

         A unitholder will be required to pay federal income taxes and, in some cases, state and local income taxes on his allocable share of our income, even if he receives no cash distributions from us. We cannot guarantee that a unitholder will receive cash distributions equal to his allocable share of our taxable income. Further, a unitholder will recognize a gain or loss equal to the difference between the amount realized by him on the sale and his tax basis for the limited partnership units sold. Both the amount realized by a unitholder on a sale and his tax basis will include his share of our nonrecourse debt. All or a portion of the consideration realized by the unitholder, whether or not it represents gain, may be ordinary income. A unitholder will incur an expense to the extent that his tax liability exceeds the amount distributed to him or the amount he receives on the sale or other disposition of his limited partnership units.

         Because we are a registered tax shelter, a unitholder may face an increased risk of an IRS audit resulting in taxes payable on our income as well as income not related to us

         We are registered with the Secretary of the Treasury as a "tax shelter." We cannot assure unitholders that we will not be audited by the IRS or that adjustments to our income or losses will not be made. Any unitholder owning less than a 1% profit interest in us has very limited rights to participate in the income tax and audit process. Further, any adjustments in our tax returns will lead to adjustments in the unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. Each unitholder is responsible for any tax owed as the result of an examination of his or her personal tax return.

         We treat a purchaser of limited partnership units as having the same tax benefits as the seller; the IRS may challenge this treatment which could adversely affect the value of the limited partnership units

         Because we cannot match transferors and transferees of units and because of other reasons, we have adopted depreciation and amortization conventions that do not conform with all aspects of specified proposed and final Treasury Regulations. A successful IRS challenge to those conventions could adversely affect the amount of tax benefits available to a purchaser of units and could have a negative impact on the value of the units.

                                 THE PARTNERSHIP

         We provide pipeline transportation service for refined petroleum products. We own and operate one of the largest independent refined petroleum products pipeline systems in the United States in terms of volume delivered, with approximately 3,500 miles of pipeline serving ten states. We also process pipeline transmix into refined petroleum products at two facilities and provide bulk storage service of petroleum products. We conduct all of our operations through four subsidiary operating limited partnerships. We own approximately a 99% limited partnership interest in each of the operating partnerships. As part of our business strategy, we are pursuing acquisitions of additional businesses that will increase cash flow in order to increase distributions to unitholders.

         We are a Delaware limited partnership formed in 1986. Limited partnership interests in Buckeye Partners are represented by publicly traded limited partnership units and the limited partners are unitholders.

         Our sole general partner and the sole general partner and manager of each of the operating partnerships is Buckeye Pipe Line Company. Buckeye Pipe Line Company owns approximately a 1% general partnership interest in each of our operating partnerships and in Buckeye Partners.

         Our principal executive offices are located at 5 Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087, telephone (610) 770-4000.

                                 USE OF PROCEEDS

         We will use the net proceeds from the sale of the securities for general business purposes, including debt repayment, future acquisitions, capital expenditures and working capital. We may change the potential uses of the net proceeds in a prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                                                                 Three Months
                        Twelve Months Ended December 31,                                       Ended March 31,
      ---------------------------------------------------------------------               -----------------------
        1994           1995           1996          1997           1998                     1998            1999
        ----           ----           ----          ----           ----                     ----            ----
        2.69           2.94           2.93          2.90           3.45                     3.06            3.55

         These computations include us and our operating partnerships and subsidiaries. For these ratios, "earnings" is the amount resulting from adding the following items:

         o        income from continuing operations;
         o        portion of rents representative of the interest factor; and
         o        interest on indebtedness.

         The term "fixed charges" means the sum of the following:

         o        interest on indebtedness;
         o        capitalized interest; and
         o        a portion of rents representative of the interest factor

                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities will be:

         o    our direct unsecured general obligations;
         o    either senior debt securities or subordinated debt securities;
              and
         o issued under one or more separate indentures between us and a trustee to be named in the prospectus supplement.

         Senior Debt Securities will be issued under a Senior Indenture and Subordinated Debt Securities will be issued under a Subordinated Indenture. Together the Senior Indentures and the Subordinated Indentures are called Indentures.

         We have summarized selected provisions of the Indentures below. The forms of the Indentures have been filed as exhibits to the registration statement. You should read the Indentures for provisions that may be important to you, because the Indentures, and not this description, govern your rights as a holder of Debt Securities. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

         A prospectus supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

         o    the form and title of the Debt Securities;

         o    the total principal amount of the Debt Securities;

         o the portion of the principal amount which will be payable if the maturity of the Debt Securities is accelerated;

         o any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

         o the dates on which the principal of the Debt Securities will be payable;

         o the interest rate which the Debt Securities will bear and the interest payment dates for the Debt Securities;

         o    any optional redemption provisions;

         o any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

         o    any changes to or additional Events of Default or covenants; and

         o    any other terms of the Debt Securities.

No Limitation on Amount of Debt Securities

         Neither of the Indentures limits the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Registration of Notes

         Debt Securities of a series may be issued in certificated or global form. (Sections 201 & 202)

Denominations

         The prospectus supplement for each issuance of Debt Securities will state whether the securities will be issued in other amounts than $1,000 each or multiples thereof.

No Personal Liability of General Partner

         Our general partner and its directors, officers, employees and stockholder will not have any liability for our obligations under the Indentures or the Debt Securities. Each holder of Debt Securities by accepting a Debt Security waives and releases our general partner and its directors, officers, employees and stockholder from all such liability. (Section 115) The waiver and release are part of the consideration for the issuance of the Debt Securities.

Consolidation, Merger or Sale

         We will only consolidate or merge with or into any other partnership or corporation or sell, lease or transfer all or substantially all of our assets according to the terms and conditions of the Indentures, which include the following requirements:

         o the remaining or acquiring partnership or corporation is organized under the laws of the United States, any state or the District of Columbia;

         o the remaining or acquiring partnership or corporation assumes our obligations under the Indentures; and

         o immediately after giving effect to the transaction no Default or Event of Default exists.

         The remaining or acquiring partnership or corporation will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise our rights and powers under any Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board of directors or officers of the successor. If we sell or transfer all or substantially all of our assets, we will be released from all of our liabilities and obligations under any Indenture and under the Debt Securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the Indentures. (Sections 801 & 802)

Modification of Indentures

         Under each Indenture, generally our rights and obligations, and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. Buckeye Partners, L.P. and the Trustee may amend the Indentures without the consent of any holder of the Debt Securities to make technical changes, such as:

         o    correcting errors;

         o    providing for a successor trustee;

         o    qualifying the Indentures under the Trust Indenture Act; or

         o adding provisions relating to a particular series of Debt Securities. (Sections 901 & 902)

Events of Default

         "Event of Default" when used in an Indenture, will mean any of the following:

         o failure to pay the principal of or any premium on any Debt Security when due;

         o    failure to pay interest on any Debt Security for 30 days;

         o failure to perform any other covenant in the Indenture that continues for 60 days after being given written notice;

         o failure to pay when due principal of or interest on debt greater than $10 million of the Partnership or any Subsidiary or acceleration of such debt;

         o specific events in bankruptcy, insolvency or reorganization of the Partnership or its subsidiaries; or

         o any other Event of Default included in any Indenture or supplemental indenture. (Section 501)

         An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under an Indenture. The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the interests of the holders. (Section 602)

         If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of that series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to specific conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 502)

         Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (Section 601) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. (Section 512)

Payment and Transfer

         Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the Debt Securities are registered on days specified in the Indentures or any prospectus supplement. Other forms of payment relating to the Debt Securities will be paid at a place designated by us and specified in a prospectus supplement. (Section 307)

         Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 305)

Discharging Our Obligations

         We may choose to either discharge our obligations on the Debt Securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the Debt Securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of the series. If we choose the legal defeasance option, the holders of the Debt Securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Debt Securities, replacement of lost, stolen, destroyed or mutilated Debt Securities, conversion or exchange of Debt Securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)

         We may discharge our obligations under the Indentures or release ourselves from covenant restrictions only if, in addition to making the deposit with the Trustee, we meet some specific requirements. Among other things:

         o we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

         o we may not have a default on the Debt Securities discharged on the date of deposit;

         o    the discharge may not violate any of our agreements; and

         o the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940. (Section 1303)

Provisions Only in the Senior Indenture

         General. The Senior Indenture contains provisions that limit our ability to:

         o    put liens on our principal assets; and

         o sell or transfer our principal assets and then lease back those assets. (Sections 1006 & 1007)

         The Subordinated Indenture does not contain any similar provisions.

         We have described below these provisions and some of the defined terms used in them. In this section, references to the Partnership relate only to Buckeye Partners, L.P., the issuer of the Debt Securities, and not to our Subsidiaries.

         Limitations on Liens. The Senior Indenture provides that the Partnership will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any lien upon any Principal Property (as defined below) or upon any shares of capital stock of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the Senior Indenture or thereafter acquired, to secure any debt of the Partnership or any other person (other than the Senior Debt Securities issued thereunder), without in any such case making effective provision whereby all of the Senior Debt Securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured. The following are excluded from this restriction:

                  (1)      Permitted Liens (as defined below);

                  (2) any lien upon any property or assets created at the time of acquisition of such property or assets by the Partnership or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

                  (3) any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

         (4) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Partnership or any Subsidiary (whether or not the obligations secured thereby are assumed by the Partnership or any Subsidiary); provided, however, that such lien only encumbers the property or assets so acquired;

         (5) any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Subsidiary;

         (6) any lien upon any property or assets of the Partnership or any Subsidiary in existence on the Issue Date or provided for pursuant to agreements existing on the Issue Date;

         (7) Liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Partnership or the applicable Subsidiary has not exhausted its appellate rights;

         (8) any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancings, refundings or replacements of liens, in whole or in part, referred to in clauses (1) through (7) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension,renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Partnership and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

         (9) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Partnership or any Subsidiary.

         Notwithstanding the foregoing, under the Senior Indenture, the Partnership may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property to secure debt of the Partnership or any person other than the Senior Debt Securities, that is not excepted by clauses (1) through (9), inclusive, above without securing the Senior Debt Securities issued under the Senior Indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from Sale-Leaseback Transactions, excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below, does not exceed 10% of Consolidated Net Tangible Assets (as defined below). (Section 1006)

         "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

         (1)      all current liabilities excluding:

                  o any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed; and

                  o current maturities of long-term debt.

         and

         (2) the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro-forma basis would be set forth, on the consolidated balance sheet of the Partnership and its consolidated subsidiaries for the Partnership's most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

         "Issue Date" means with respect to any series of Debt Securities issued under either Indenture the date on which Debt Securities of that series are initially issued under that Indenture.

         "Permitted Liens" means:

         (1)      liens upon rights-of-way for pipeline purposes;

         (2) any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

         (3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

         (4)      liens of taxes and assessments which are:

                  o   for the then current year,

                  o   not at the time delinquent, or

                  o delinquent but the validity of which is being contested at the time by the Partnership or any Subsidiary in good faith;

         (5) liens of, or to secure performance of, leases, other than capital leases;

         (6) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

         (7) any lien upon property or assets acquired or sold by the Partnership or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

         (8) any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

         (9)      any lien in favor of the Partnership or any Subsidiary;

         (10) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Partnership or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

         (11) any lien securing industrial development, pollution control or similar revenue bonds;

         (12) any lien securing debt of the Partnership or any Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the Debt Securities) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the Indenture (including the Debt Securities), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by the Partnership or any Subsidiary in connection therewith;

         (13) liens in favor of any Person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

         (14) any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

         "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

         "Principal Property" means, whether owned or leased on the date of the Senior Indenture or thereafter acquired:

         (1) any pipeline assets of the Partnership or any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, that are located in the United States of America or any territory or political subdivision thereof; and

         (2) any processing or manufacturing plant or terminal owned or leased by the Partnership or any Subsidiary that is located in the United States or any territory or political subdivision thereof, except, in the case of either of the foregoing clauses (1) or (2):

                  o any such assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles, and

                  o any such assets, plant or terminal which, in the good faith opinion of the Board of Directors, is not material in relation to the activities of the Partnership or of the Partnership and its Subsidiaries, taken as a whole.

         "Sale-Leaseback Transaction" means the sale or transfer by the Partnership or any Subsidiary of any Principal Property to a Person (other than the Partnership or a Subsidiary) and the taking back by the Partnership or any Subsidiary, as the case may be, of a lease of such Principal Property.

         "Subsidiary" means, with respect to any Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof; or

         (2) in the case of a partnership, more than 50% of the partners' equity interests, considering all partners' equity interests as a single class is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or combination thereof.

         Limitations on Sale-Leasebacks. The Senior Indenture provides that the Partnership will not, and will not permit any Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

         (1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

         (2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

         (3) the Attributable Debt from that Sale-Leaseback transaction is an amount equal to or less than the amount the Partnership or such Subsidiary would be allowed to incur as debt secured by a lien on the Principal Property subject thereto without equally and ratably securing the Senior Debt Securities; or

         (4) the Partnership or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of any Pari Passu Debt of the Partnership or any Subsidiary, or (B) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Partnership or its Subsidiaries.

         Notwithstanding the foregoing, under the Senior Indenture the Partnership may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the above paragraph, provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding Debt (other than the Senior Debt Securities) secured by liens upon Principal Properties not excepted by clauses (1) through (9), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets. (Section 1007)

         "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in such transaction of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights during the remaining term of the lease included in such Sale-Leaseback Transaction including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no such termination.

         "Funded Debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

         "Pari Passu Debt" means any Funded Debt of the Partnership, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Funded Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Funded Debt shall be subordinated in right of payment to the Debt Securities.

Provisions Only in Subordinated Indenture

         Subordination to Senior Debt. The Subordinated Debt Securities will rank junior in right of payment to all our Senior Debt. "Senior Debt" is defined to include all notes or other unsecured evidences of indebtedness including guarantees of the Partnership for money borrowed by the Partnership, not expressly subordinate or junior in right of payment to any other indebtedness of the Partnership.

         Payment Blockages. Under the Subordinated Indenture, payment of the principal, interest and any premium on the Subordinated Debt Securities will generally be junior in right of payment to the prior payment in full of all Senior Debt. The Subordinated Indenture provides that no payment of principal, interest and any premium on the Subordinated Debt Securities may be made in the event:

         o we or our property are involved in any voluntary or involuntary liquidation or bankruptcy; or

         o we fail to pay the principal, interest, any premium or any other amounts on any Senior Debt when due; or

         o we have a nonpayment default on any Senior Debt that imposes a payment blockage on the Subordinated Debt Securities for a maximum of 179 days at any one time.

 (Sections 1401, 1402 & 1403 of the Subordinated Indenture)

         No Limit on Senior Debt. The Subordinated Indenture will not limit the amount of Senior Debt that we may incur.

Book Entry, Delivery and Form

         The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

         Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

         Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

         DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

         DTC's management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed participants and other members of the financial community that it has developed and is implementing a program so that its systems as they relate to the timely payment of distributions, including principal and income payments, to security holders, book-entry deliveries, and settlement of trades with DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete.

         DTC's ability to perform its services properly is also dependent upon other parties, including but not limited to:

         o issuers and their agents;

         o third party vendors from whom DTC licenses software and hardware; and

         o third party vendors on whom DTC relies for information or the provisions of services, including telecommunication and electrical utility service providers.

         DTC has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to impress upon them the importance of such services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing contingency plans as it deems appropriate.

         According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

         DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

         DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

         We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

         It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

         Notes represented by a global note will be exchangeable for certificate notes with the same terms in authorized denominations only if:

         o DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

         o we determine not to require all of the notes of a series to be represented by a global note and notify the Trustee of our decision.

The Trustee

         We will name the trustee for each Indenture in the applicable prospectus supplement. We anticipate that the same person initially will act as trustee under the Senior Indenture and the Subordinated Indenture.

         Resignation or Removal of Trustee. Under the Indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of Senior Debt Securities will force the trustee to resign as trustee under either the Subordinated Indenture or the Senior Indenture. Likewise, any uncured Event of Default with respect to any series of Subordinated Debt Securities will force the trustee to resign as trustee under either the Senior Indenture or the Subordinated Indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with its terms and conditions.

         The trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the trustee with respect to the Debt Securities of such series. (Section 610)

         Limitations on Trustee if it is Our Creditor. Each Indenture contains limitations on the right of the trustee thereunder, in the event that it becomes a creditor of the Partnership, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim as security or otherwise. (Section 613)

         Certificates and Opinions to Be Furnished to Trustee. Each Indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee shall be accompanied by an officers' certificate and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with. (Section 102)

         Report to Holders of Debt Securities. The Trustee is required to submit an annual report to the holders of the Debt Securities regarding, among other things, the Trustee's eligibility to serve as such, the priority of the Trustee's claims regarding advances made by it, and any action taken by the Trustee materially affecting the Debt Securities.

                    DESCRIPTION OF LIMITED PARTNERSHIP UNITS

         As of March 31, 1999, there are issued and outstanding 26,757,206 limited partnership units representing an aggregate 99% limited partnership interest in the Buckeye Partners, L.P. The limited partnership units and the 243,914 general partnership units generally participate pro rata in our income, gains, losses, deductions, credits and distributions, subject to the Incentive Compensation Agreement described below.

         Buckeye Partners, L.P. currently has a unit option and distribution equivalent plan which authorizes the granting of options to purchase up to 720,000 limited partnership units to selected employees of Buckeye Pipe Line Company. At June 16, 1999, there were 199,940 limited partnership units issuable upon the exercise of options granted under this plan.

Liquidation

         In the event of a liquidation, dissolution and winding up of Buckeye Partners, L.P., the limited partnership units, along with the general partnership units, will be entitled to receive pro rata, to the extent of positive balances in their respective capital accounts, any assets remaining after satisfaction of our liabilities and establishment of reasonable reserves.

Voting

         Each holder of limited partnership units is entitled to one vote for each limited partnership unit on all matters submitted to a vote of the unitholders.

Incentive Compensation

         The Incentive Compensation Agreement between us and our general partner provides that if a quarterly cash distribution exceeds a target of $0.325 per limited partnership unit, we will pay the general partner, for each outstanding limited partnership unit, incentive compensation equal to:

         (1) 15% of the amount, if any, by which the quarterly distribution per limited partnership unit exceeds $0.325 but is not more than $0.35, plus

         (2) 25% of the amount, if any, by which the quarterly distribution per limited partnership unit exceeds $0.35 but is not more than $0.375, plus

         (3) 35% of the amount, if any, by which the quarterly distribution per limited partnership unit exceeds $0.375 but is not more than $0.425, plus

         (4) 40% of the amount, if any, by which the quarterly distribution per limited partnership unit exceeds $0.425 but is not more than $0.525, plus

         (5) 45% of the amount, if any, by which the quarterly distribution per limited partnership unit exceeds $0.525.

         The general partner is also entitled to incentive compensation for special cash distributions exceeding a target special distribution amount per limited partnership unit. The target special distribution amount generally means the amount which, together with all amounts distributed per limited partnership unit prior to the special distribution compounded quarterly at 13% per annum, would equal $10.00, the initial public offering price of the limited partnership units split two-for-one, compounded quarterly at 13% per annum from the date of the closing of the initial public offering in December 1986.

         Without the consent of two-thirds interest of the limited partners, the general partner may not amend the Incentive Compensation Agreement in any material respect unless the amendment, in the good faith opinion of the general partner, does not adversely affect the limited partners in any material respect.

         No Preemptive Rights

           No person is entitled to preemptive rights in respect of issuances of securities by Buckeye Partners, L.P.

         Transfer Agent and Registrar

           The transfer agent and registrar for the limited partnership units is First Chicago Trust Company of New York. You may contact them at the following address: 525 Washington Boulevard, Jersey City, New Jersey 07310.

                               TAX CONSIDERATIONS

         This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and to the extent set forth below under "--Legal Opinions and Advice," expresses the opinion of Morgan, Lewis & Bockius LLP, counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect thereto. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to us are references to both Buckeye Partners and the operating partnerships.

         No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, individual retirement accounts, REITs or mutual funds. This discussion does not address the tax results to prospective foreign unitholders. Accordingly, each prospective unitholder should consult, and should depend on, his or her own tax advisor in analyzing the federal, state, local and foreign tax consequences to him or her of the ownership or disposition of limited partnership units.

         Legal Opinions and Advice

         Counsel is of the opinion that, based on the accuracy of representations and covenants and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes:

         (1) we, and the operating partnerships, will each be treated as a partnership; and

         (2) owners of limited partnership units, with some exceptions, as described in "--Tax Treatment of Unitholders--Limited Partner Status" below, will be treated as partners of us, but not the operating partnerships.

         In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, are the opinion of counsel.

         No ruling has been or will be requested from the IRS regarding our classification as a partnership for federal income tax purposes, whether our operations generate qualifying income under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements made here would be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the limited partnership units and the prices at which limited partnership units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, no assurance can be given that the treatment of us, or an investment in us, will not be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

         For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

         (1) the treatment of a unitholder whose limited partnership units are loaned to a short seller to cover a short sale of limited partnership units (see "--Tax Treatment of Unitholders--Treatment of Short Sales"),

         (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Limited Partnership Units--Allocation Between Transferors and Transferees"), and

         (3) whether our method of depreciating Section 743 adjustments is sustainable (see "--Disposition of Limited Partnership Units--Section 754 Election").

         Partnership Status

         A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his or her allocable share of items of income, gain, loss and deduction of the partnership in computing his or her federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in the partnership interest.

         No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status, or that of the operating partnerships, as a partnership for federal income tax purposes. Instead, we have relied on the opinion of counsel that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and our representations described below, we will be classified as a partnership and the operating partnerships will be classified as partnerships for federal income tax purposes.

         In rendering its opinion, counsel has relied on factual representations and covenants made by us and the general partner. Counsel's opinion with respect to periods before 1997 depended on different factual matters, which the general partner believes are true. The representations and covenants made by us and our general partner for years beginning after 1996, upon which counsel has relied, are:

         (a) Neither we nor the operating partnerships either have or will elect to be treated as an association or corporation;

         (b)      We have been and will be operated in accordance with:

                  (1) all applicable partnership statutes,

                  (2) the partnership agreement and

                  (3) the description of us in this prospectus;

         (c) The operating partnerships have been and will be operated in accordance with

                  (1) all applicable partnership statutes,

                  (2) the partnership agreements for the operating partnerships
                      and

                  (3) their description in this prospectus;

         (d) For each taxable year, more than 90% of our gross income has been and will be derived from:

                  (1) the exploration, development, production, processing,
                      refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or

                  (2) other items of income as to which counsel has opined or will opine are "qualifying income" within the meaning of
                      Section 7704(d) of the Internal Revenue Code.

         Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, the qualifying income exception, exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of qualifying income. Qualifying income includes income and gains derived from the transportation and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (from other than a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income constitutes qualifying income.

         If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to us and the unitholders so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

         If we or the operating partnerships were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, our and the operating partnerships' items of income, gain, loss and deduction would be reflected on separate tax returns rather than being passed through to the unitholders, and our and the operating partnerships' net income would be taxed at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his or her limited partnership units, or taxable capital gain, after the unitholder's tax basis in his or her limited partnership units is reduced to zero. Accordingly, treatment of either us or the operating partnerships as an association, taxable as a corporation, would result in a material reduction in a unitholder's cash flow and after-tax return because being taxed as a corporation would result in a substantial reduction of the value of the units.

         The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

         Tax Treatment of Unitholders

         Limited Partner Status. Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Counsel is also of the opinion that:

                  (a) assignees who have executed and delivered transfer
                      applications, and are awaiting admission as limited partners; and

                  (b) unitholders whose limited partnership units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their limited partnership units,

         will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of limited partnership units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of limited partnership units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of limited partnership units unless the limited partnership units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those limited partnership units.

         Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of ownership of those units. If so, he or she would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

         o any of our income, gain, deduction or loss with respect to those units would not be reportable by the unitholder;

         o any cash distributions received by the unitholder for those units would be fully taxable; and

         o all of these distributions would appear to be treated as ordinary income.

         Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interersts. See also "-Disposition of Limited Partnership Units-Recognition of Gain or Loss."

         Flow-through of Taxable Income. We will not pay any federal income tax at the entity level. Instead, each unitholder will be required to report on his or her own income tax return his or her allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by that unitholder. Consequently, a unitholder may be allocated income from us even if he or she has not received a cash distribution. Each unitholder will be required to include in income his or her allocable share of our income, gain, loss and deduction for our taxable year ending with or within the taxable year of the unitholder.

         Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his or her tax basis in his or her limited partnership units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be a gain from the sale or exchange of the limited partnership units, taxable in accordance with the rules described under "--Disposition of Limited Partnership Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. We do not have, and do not currently expect to incur, any nonrecourse liabilities. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he or she must recapture any losses deducted in previous years. See "--Limitations on Deductibility of Our Losses."

         A decrease in a unitholder's percentage interest in us because of our issuance of additional limited partnership units will decrease his or her share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his or her tax basis in his or her limited partnership units, if the distribution reduces the unitholder's share of our unrealized receivables, including depreciation recapture, and/or substantially appreciated inventory items, both as defined in
Section 751 of the Internal Revenue Code, and collectively section 751 assets. To that extent, he or she will be treated as having been distributed his or her proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him or her. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Internal Revenue Code. That income will equal the excess of:

           (1)    the non-pro rata portion of that distribution over

           (2) the unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

         Alternative Minimum Tax. Although it is not expected that we will generate significant tax preference items or adjustments, each unitholder will be required to take into account his or her distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for alternative minimum tax.

         Basis of Limited Partnership Units. A unitholder's initial tax basis for his or her limited partnership units will be the amount he or she paid for the limited partnership units plus his or her share of our nonrecourse liabilities. That basis will be increased by his or her share of our income and by any increases in his or her share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decrease in his or her share of our nonrecourse liabilities and by his or her share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse with respect to the general partner, but will have a share, generally based on his or her share of profits, of our nonrecourse liabilities. See "--Disposition of Limited Partnership Units--Recognition of Gain or Loss."

         Limitations on Deductibility of Our Losses. The deduction by a unitholder of his or her share of our losses will be limited to the tax basis in his or her units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be at risk with respect to our activities, if that is less than his or her tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his or her at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his or her tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitation is no longer utilizable.

         In general, a unitholder will be at risk to the extent of the tax basis of his or her units, excluding any portion of that basis attributable to his or her share of our nonrecourse liabilities, reduced by any amount of money he or she borrows to acquire or hold his or her units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his or her share of our nonrecourse liabilities.

         The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. Any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's income generated by us may be deducted in full when he or she disposes of his or her entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

         A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

         Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's investment interest expense is generally limited to the amount of that taxpayer's net investment income. As noted, a unitholder's share of our net passive income will be treated as investment income for this purpose. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

         (1) interest on indebtedness properly allocable to property held for investment;

         (2)      our interest expense attributed to portfolio income; and

         (3) the portion of interest expense incurred to purchase or carry interest in a passive activity to the extent attributable to portfolio income.

         The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

         Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their particular percentage interests in us. At any time that distributions are made to the limited partnership units and not to the subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, items of income, gain, loss and deduction will be allocated first to the general partner and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts and second to the general partner.

         As required by Section 704(c) of the Internal Revenue Code and as permitted by regulations, specified items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner referred to in this discussion as contributed property. The effect of these allocations to a unitholder will be essentially the same as if the tax basis of the contributed property were equal to its fair market value at the time of contribution. In addition, specified items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

         Regulations provide that an allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Internal Revenue Code to eliminate the difference between a partner's book capital account, credited with the fair market value of contributed property, and tax capital account, credited with the tax basis of contributed property, referred to as the book-tax disparity, will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss, or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partner's relative contribution to us, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

         Counsel is of the opinion that, with the exception of the issue described in "--Disposition of Limited Partnership Units--Section 754 Election" and "--Disposition of Limited Partnership Units--Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

         Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

         Tax-Exempt Organizations and Other Investors

         Ownership of units by employee benefit plans, other tax-exempt organizations and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by that kind of organization from the ownership of a unit will be unrelated business taxable income and thus will be taxable to that unitholder.

         A regulated investment company or mutual fund is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income. Further, a unitholder who is a nonresident alien, a foreign corporation or other foreign person will be required to file federal income tax returns and to pay taxes on his share of our taxable income because he will be regarded as being engaged in a trade or business in the United States as a result of his ownership of a unit. The unitholders described above must consult, and rely upon, their own tax advisors in analyzing the tax consequences of owning units.

         Tax Treatment of Operations

         Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his or her allocable share of our income, gain, loss and deduction for our taxable year ending within or with his or her taxable year. A unitholder who owns units as of the first day of a month will be allocated items of our income, gain, loss and deduction for such month, even if such unitholder transfers his or her units before the end of such month. Similarly, a unitholder who owns units during a month but not on the first day of such month, will not be allocated such items until the first month during which the unitholder owns units on the first day. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his or her units following the close of our taxable year but before the close of his or her taxable year, with the result that he or she will be required to report for his or her taxable year his or her share of more than one year of income, gain, loss and deduction. See "--Disposition of Limited Partnership Units--Allocations Between Transferors and Transferees."

         Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of property contributed and the tax basis established for that property will be borne by the general partner. See "--Tax Treatment of Unitholders-- Allocation of Income, Gain, Loss and Deduction."

         Tax Basis of Assets and Depreciation Method

         Upon our formation in 1986, we elected to depreciate most of the property acquired in our initial formation, including the pipelines, using a 12-year period and the straight-line method, although we were entitled to use a more accelerated method of depreciation. Accordingly, beginning in 1999, the amount of depreciation available to us and our unitholders will be reduced significantly and taxable income will increase, depending on when the units were purchased. For years beginning in 1988, we have utilized a 15-year period and the declining balance method to depreciate most of our assets. We will not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation.

         If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by us may be required to recapture those deductions as ordinary income upon a sale of his or her interest in us. See "--Tax Treatment of Unitholders-- Allocation of Income, Gain, Loss and Deduction" and "--Disposition of Limited Partnership Units--Recognition of Gain or Loss."

         Costs incurred in our organization may be amortized over any period selected by us not shorter than 60 months. The costs incurred in promoting the issuance of units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as either organization expenses, which may be amortized, or syndication expenses, which may not be amortized. Under recently adopted regulations, underwriting discounts and commissions are treated as a syndication cost.

         Uniformity of Units. Because we cannot match transferors and transferees of units, uniformity of the economic and tax characteristics of the units to a purchaser of these units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.743-1(j)(4)(i)(B)(1) and Proposed Treasury Regulation Section 1.197-2(g)(3). Any such non-uniformity could have a negative impact on the value of the units. See "--Disposition of Limited Partnership Units-- Section 754 Election."

         We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable to the extent attributable to property the common basis of which is not amortizable, but despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.743-1(j)(4)(i)(B)(1), and Proposed Treasury Regulation Section 1.197-2(g)(3). See "--Disposition of Limited Partnership Units-- Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Regulations and legislative history. If we determine that this type of position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this kind of an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This convention will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. See "--Disposition of Limited Partnership Units--Recognition of Gain or Loss."

         Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and the amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

         Administrative Matters

         Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-l, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, to determine the unitholder's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

         The IRS may audit our federal income tax information returns. Adjustments resulting from any audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of that unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

         Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "Tax Matters Partner" for those purposes. The partnership agreement appoints the general partner as the Tax Matters Partner of Buckeye Partners, L.P.

         The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. However, if we elect to be treated as a large partnership, a unitholder will not have the right to participate in settlement conferences with the IRS or to seek a refund.


         We have not elected, and do not currently anticipate electing, to be treated as a large partnership. If we were to elect to be treated as a large partnership, each partner would take into account separately his share of several partnership items, determined at the partnership level, including, for example, taxable income or loss from passive loss limitation activities and from other activities, net capital gains allocable to passive loss limitation activities and other activities, tax-exempt interest, net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities, and other items. It is not expected that we will elect to have the large partnership provisions apply to us because of the cost of their application.

         A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. However, if we elect to be treated as a large partnership, the unitholders would be required to treat all partnership items in a manner consistent with our return.

         Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

         (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

         (b)      whether the beneficial owner is

                  (1) a person that is not a United States person,

                  (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

                  (3) a tax-exempt entity.

         (c) the amount and description of units held, acquired or transferred for the beneficial owner, and

           (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

         The nominee is required to supply the beneficial owner of the units with the information furnished to us.

         Registration as a Tax Shelter.

         The general partner registered us as a tax shelter with the IRS when we were originally formed in the absence of assurance that we would not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration was required and not undertaken. Our tax shelter registration number with the IRS is 86280000273. A holder of units must disclose our tax shelter registration number on any tax return on which any deduction, loss, credit or other benefit generated by us is claimed or our income is included. We will provide this number to every unitholder with year-end tax information.

         A unitholder who sells or otherwise transfers a unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish such registration number to the transferee is $100 for each such failure. Form 8271 is used to disclose tax shelter registration numbers. A unitholder who fails to disclose the tax shelter registration number on such holder's tax return, without reasonable cause for such failure, may have to pay a $250 penalty for each such failure. Any penalties discussed in this prospectus are not deductible for federal income tax purposes.

         Issuance of this registration number does not indicate that an investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

         Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, as defined in the Code, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

         The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

                  (1) for which there is, or was, "substantial authority"; or

                  (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

         More stringent rules apply to tax shelters, a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

         Disposition of Limited Partnership Units

         Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his or her share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

         Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder's tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price is less than his or her original cost.

         Should the IRS successfully contest our convention to amortize only a portion of the Section 743(b) adjustment, described under "--Disposition of Limited Partnership Units-- Section 754 Election", attributable to an amortizable Section 197 intangible after a sale by the general partner of units, a unitholder could realize additional gain from the sale of units than had our convention been respected. In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him or her of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes a contest by the IRS is unlikely because a successful contest could result in substantial additional deductions to other unitholders.

         Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by us. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the unit and may be recognized even if there is a net taxable loss realized on the sale of the unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of units, net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

         The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an equitable apportionment method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of limited partnership units, a common unitholder will be unable to select high or low basis limited partnership units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to us, because, similar to corporate stock, interests in us are evidenced by separate certificates. Accordingly, counsel is unable to opine as to the effect this ruling will have on the unitholders. A unitholder considering the purchase of additional units or a sale of limited partnership units purchased in separate transactions should consult his or her tax advisor as to the possible consequences of this ruling.

         Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

           (1)    a short sale;

           (2)    an offsetting notional principal contract; or

           (3) a futures or forward contract with respect to the partnership interest or substantially identical property.

         Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.


         Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the NYSE on the first business day of the month, referred to as the allocation date. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the date of the sale. As a result, a unitholder transferring units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

         The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

         A unitholder who owns units at any time during a quarter and who disposes of these units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

         Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits a purchaser of a unit to adjust his or her share of the basis in our assets, or inside basis, pursuant to
Section 743(b) of the Internal Revenue Code to fair market value, as reflected by the purchaser's unit price. The Section 743(b) adjustment is attributed solely to a purchaser of units and is not added to the bases of our assets. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components:

         (1) his or her share of our tax basis in our assets, referred to as common basis, and

         (2)      his or her Section 743(b) adjustment to that basis.

         Proposed Treasury regulations under Section 743 of the Internal Revenue Code generally require the Section 743(b) adjustment attributable to recovery property to be depreciated as if it were newly purchased recovery property placed in service when the transfer occurs. The proposed regulations under
Section 197 indicate that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in these properties. Under our partnership agreement, the general partner is authorized to adopt a convention to preserve the uniformity of units even if that convention is not consistent with specified Treasury Regulations. See "--Tax Treatment of Operations--Uniformity of Units."

         Although counsel is unable to opine as to the validity of this approach, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable, despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6), Treasury Regulation Section 1.743-1(j)(4)(i)(B)(1), and
Proposed Treasury Regulation Section 1.197-2(g)(3), neither of which is expected to directly apply to a material portion of our assets. To the extent this
Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or
Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. See "--Tax Treatment of Operations--Uniformity of Units."

         The allocation of the Section 743(b) adjustment among our assets must be made in accordance with the principles of Section 1060 of the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment to goodwill not so allocated by us. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.

         A Section 754 election is advantageous if the transferee's tax basis in his or her units is higher than the unit's share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his or her share of our assets for purposes of calculating, among other items, his or her depreciation and depletion deductions and his or her share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his or her units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or adversely by the election.

         The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. There is no assurance that the determinations made by us will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

         Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

         Constructive Termination. We and the operating partnerships will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of us will cause a termination of the operating partnerships and will result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his or her taxable income for the year of termination. New tax elections required to be made by us, including a new election under Section 754 of the Internal Revenue Code, must be made after a termination, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

         State, Local and Other Tax Considerations

         In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his or her investment in us. We own property or do business in Pennsylvania, New York, New Jersey, Indiana, Ohio, Michigan, Illinois, Connecticut, Massachusetts, Texas and Florida. Each of these states, except Texas and Florida, currently imposes a personal income tax. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See "--Tax Treatment of Unitholders--Entity-Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material. Actions taken by us, such as acquisitions and joint ventures, may expose unitholders to additional taxes and filing requirements in states not mentioned above.

         It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his or her investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his or her own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns that may be required of him or her. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

                              PLAN OF DISTRIBUTION

         We may sell the securities being offered hereby:

         o directly to purchasers;

         o through agents;

         o through underwriters; and

         o through dealers.

         We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

         If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

         If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

         The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

                                  LEGAL MATTERS

           The validity of the limited partnership units and debt securities offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                     EXPERTS

           The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14. Other Expenses of Issuance and Distribution

         The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby (all such expenses will be borne by Buckeye Partners, L.P.):




            Securities and Exchange Commission Registration Fee.....     $83,400

            NASD Filing Fee.........................................     *

            Printing................................................     *

            Legal Fees and Expenses ................................     *

            Accounting Fees and Expenses............................     *

            Rating Agencies.........................................     *

            Trustee's Fees and Expenses.............................     *

            Transfer Agent and Registrar Fee........................     *

            Miscellaneous...........................................     *
                                                                         -------

              Total.................................................     $*
                                                                         =======
         -----------------

         *To be filed by amendment

         Item 15. Indemnification of Directors and Officers

         The amended and restated partnership agreement of Buckeye Partners, L.P. and the amended and restated agreements of limited partnership of the operating partnerships (the "Operating Partnership Agreements," and together with the Partnership Agreement, the "Partnership Agreements") provide that the Partnership or Operating Partnership, as the case may be, will indemnify (to the extent permitted by applicable law) certain persons (each, an "Indemnitee") against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the Partnership Agreements or the property, business, affairs or management of Buckeye Partners, L.P. or any operating partnership. This indemnity is available only if the Indemnitee acted in good faith and the action or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee. Indemnitees include the general partner, any affiliate of the general partner, any person who is or was a director, officer, employee or agent of the general partner or any affiliate, or any person who is or was serving at the request of the general partner or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. Buckeye Partners, L.P. maintains a liability insurance policy on behalf of the Indemnitees.

         Section 145 of the Delaware General Corporation Law sets forth the extent to which a person is a director or officer of a Delaware corporation or serves at the request of Delaware corporation as a director, officer, employee or agent of any other enterprise may be indemnified against any liabilities they may incur in their capacity as such. Article VI of the bylaws of the general partner of Buckeye Partners, L.P. provides for the indemnification of directors and officers of the General Partner and such directors and officers who serve at the request of the general partner as directors, officers, employees or agents of any other enterprise against certain liabilities under certain circumstances.

         Item 16. Exhibits

         The exhibits filed as part of this Registration Statement are as follows:


     Exhibit
     Number       Description
     -------      -----------
     ****1.1      Form of Underwriting Agreement (for limited partnership units)
     ****1.2      Form of Underwriting Agreement (for debt securities)
       **3.1      Amended and Restated Partnership Agreement as amended and
                  restated as of December 31, 1998 (Exhibit 3.1 to the
                  Partnership's Annual Report on Form 10-K filed March 22, 1999)
     ****4.1      Specimen Limited Partnership Unit Certificate
     ****4.2      Form of Senior Indenture
     ****4.3      Form of Subordinated Indenture
     ****5.1      Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
     ****8.1      Opinion of Morgan, Lewis & Bockius LLP regarding tax matters
      **10.1      Amended and Restated Incentive Compensation Agreement, dated as of March 22, 1996 between the General Partner and the
                  Partnership (Exhibit 10.4 to the Partnership's Annual Report
                  on Form 10-K filed March 22, 1999)
      **10.2      Amendment No. 1 to Amended and Restated Incentive Compensation
                  Agreement dated as of March 22, 1997 between the General
                  Partner and the Partnership (Exhibit 10.7 to the Partnership's
                  Annual Report on Form 10-K filed March 22, 1999)
      **10.3      Amendment No. 2 to Amended and Restated Incentive Compensation
                  Agreement dated as of January 20, 1998 between the General
                  Partner and the Partnership (Exhibit 10.8 to the Partnership's
                  Annual Report on Form 10-K filed March 22, 1999)
       *12.1      Statement of computation of ratio of earnings to fixed charges
    ****23.1      Consent of Morgan, Lewis & Bockius LLP (included in its
                  opinion filed as Exhibits 5.1 and 8.1).
       *23.2      Consent of Deloitte & Touche, LLP.
       *24.1      Power of Attorney (included on signature pages to this
                  Registration Statement).
     ***26.1      Form T-1 Statement of Eligibility and Qualification
         ---------------
            *     Filed herewith
            **    Incorporated by Reference
            ***   To be filed with a Current Report on Form 8-K or a
                  post-effective amendment to Registration Statement
            ****  To be filed by amendment

         Item 17. Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "calculation of Registration Fee" table in the effective registration statement;

         (iii) Include any material information with respect to the plan of distribution;

Provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, its Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania on the 2nd day of July, 1999.



                                                  BUCKEYE PARTNERS, L.P.

                                                  By: Buckeye Pipe Line Company,
                                                  as General Partner



                                                  By: /s/ Alfred W. Martinelli
                                                      ------------------------
                                                      Alfred W. Martinelli
                                                      Chairman of the Board and
                                                      Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



EACH PERSON IN SO SIGNING ALSO MAKES, CONSTITUTES AND APPOINTS STEVEN C. RAMSEY AND STEPHEN C. MUTHER, AND EACH OF THEM ACTING ALONE, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT OR HIS OR HER SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

Name                                       Title                                                      Date
----                                       -----                                                      ----

/s/ Alfred W. Martinelli                   Chairman of the Board, Chief                               July 2, 1999
------------------------------             Executive Officer and Director
Alfred W. Martinelli                       (Principal Executive Officer)

/s/ C. Richard Wilson                      Vice Chairman of the Board                                 July 2, 1999
------------------------------
C. Richard Wilson

/s/ Steven C. Ramsey                       Senior Vice President-Finance and Chief                    July 2, 1999
------------------------------             Financial Officer (Principal Accounting and
Steven C. Ramsey                           Financial Officer)




/s/ Brian F. Billings                      Director                                                   July 2, 1999
------------------------------
Brian F. Billings

/s/ Neil M. Hahl                           Director                                                   July 2, 1999
------------------------------
Neil M. Hahl

/s/ Edward F. Kosnik                       Director                                                   July 2, 1999
------------------------------
Edward F. Kosnik

/s/ Jonathan O'Herron                      Director                                                   July 2, 1999
------------------------------
Jonathan O'Herron

/s/ Ernest R. Varalli                      Director                                                   July 2, 1999
------------------------------
Ernest R. Varalli


                                  EXHIBIT INDEX

     Exhibit
     Number       Description                                                         Page Number
     -------      -----------                                                         -----------
     ****1.1      Form of Underwriting Agreement (for limited partnership units)
     ****1.2      Form of Underwriting Agreement (for debt securities)
       **3.1      Amended and Restated Partnership Agreement as amended and
                  restated as of December 31, 1998 (Exhibit 3.1 to the
                  Partnership's Annual Report on Form 10-K filed March 22, 1999)
      ****4.1     Specimen Limited Partnership Unit Certificate
      ****4.2     Form of Senior Indenture
      ****4.3     Form of Subordinated Indenture
      ****5.1     Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
      ****8.1     Opinion of Morgan, Lewis & Bockius LLP regarding tax matters
       **10.1     Amended and Restated Incentive Compensation Agreement, dated as of March 22, 1996 between the General Partner and the
                  Partnership (Exhibit 10.4 to the Partnership's Annual Report
                  on Form 10-K filed March 22, 1999)
       **10.2     Amendment No. 1 to Amended and Restated Incentive Compensation
                  Agreement dated as of March 22, 1997 between the General
                  Partner and the Partnership (Exhibit 10.7 to the Partnership's
                  Annual Report on Form 10-K filed March 22, 1999)
       **10.3     Amendment No. 2 to Amended and Restated Incentive Compensation
                  Agreement dated as of January 20, 1998 between the General
                  Partner and the Partnership (Exhibit 10.8 to the Partnership's
                  Annual Report on Form 10-K filed March 22, 1999)
        *12.1     Statement of computation of ratio of earnings to fixed charges
     ****23.1     Consent of Morgan, Lewis & Bockius LLP (included in its
                  opinion filed as Exhibits 5.1 and 8.1).
        *23.2     Consent of Deloitte & Touche, LLP.
        *24.1     Power of Attorney (included on signature pages to this
                  Registration Statement).
      ***26.1     Form T-1 Statement of Eligibility and Qualification

         ---------------
            *     Filed herewith
            **    Incorporated by Reference
            ***   To be filed with a Current Report on Form 8-K or a
                  post-effective amendment to Registration Statement
            ****  To be filed by amendment